                                                                Exhibit 10.15




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                            STOCK PURCHASE AGREEMENT


                                  by and among



                         ORO SPANISH BROADCASTING, INC.,



                       RADIO UNICA of SAN FRANCISCO, INC.


                                       and


                                 RENE DE LA ROSA







                                   dated as of


                                February 20, 1998

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                                TABLE OF CONTENTS

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RECITALS..........................................................................................................1

ARTICLE I DEFINITIONS AND REFERENCES..............................................................................2

ARTICLE II SALE AND PURCHASE OF COMMON SHARES AND CONSIDERATION
FOR COVENANT NOT TO COMPETE.......................................................................................7
                  Section 2.1       Sale and Purchase of Common Shares; Entry into Covenant not to
                                    Compete.......................................................................7
                  Section 2.2       Consideration.................................................................7
                  Section 2.3       Payment of Purchase Price.....................................................8
                  Section 2.4       Purchase Price Adjustment.....................................................9

ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLER AND COMPANY.................................................10
                  Section 3.1       Organization and Standing....................................................10
                  Section 3.2       Authorization................................................................11
                  Section 3.3       Compliance with Laws.........................................................11
                  Section 3.4       Required Consents; No Conflicts..............................................11
                  Section 3.5       Financial Statements.........................................................12
                  Section 3.6       Absence of Certain Changes or Events.  ......................................12
                  Section 3.7       Absence of Litigation........................................................13
                  Section 3.8       Ownership of the Shares......................................................13
                  Section 3.9       Real Property................................................................13
                  Section 3.10      Tangible Personal Property...................................................14
                  Section 3.11      Capitalization...............................................................14
                  Section 3.12      FCC Matters..................................................................15
                  Section 3.13      Intellectual Property........................................................16
                  Section 3.14      Reports and Records..........................................................16
                  Section 3.15      Contracts; Scheduled Contracts...............................................16
                  Section 3.16      Taxes........................................................................17
                  Section 3.17      Employee Benefit Plans; Labor Relations......................................18
                  Section 3.18      Environmental Matters........................................................19
                  Section 3.19      Insurance....................................................................20
                  Section 3.20      Powers of Attorney; Guarantees...............................................20
                  Section 3.21      Disclosure...................................................................20

ARTICLE IV REPRESENTATIONS AND WARRANTIES BY BUYER...............................................................20
                  Section 4.1       Organization and Standing....................................................20
                  Section 4.2       Authorization................................................................21
                  Section 4.3       Required Consents; No Conflicts..............................................21
                  Section 4.4       Absence of Litigation........................................................21
                  Section 4.5       Qualification of Buyer.......................................................21
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                  Section 4.6       Investment...................................................................22
                  Section 4.7       Disclosure...................................................................22

ARTICLE V PRE-CLOSING FILINGS AND UNDERTAKINGS...................................................................22
                  Section 5.2       Sharing Information..........................................................22

ARTICLE VI COVENANTS AND AGREEMENTS OF THE COMPANY AND SELLER....................................................23
                  Section 6.1       Conduct of Business of the Company...........................................23
                  Section 6.2       Affirmative Covenants........................................................25
                  Section 6.3       De La Rosa Negative Covenants................................................26
                  Section 6.4       Confidentiality.  The Company and Seller.....................................26
                  Section 6.5       No Solicitation..............................................................27
                  Section 6.6       Use of Proceeds..............................................................27
                  Section 6.7       Giants Contract..............................................................27
                  Section 6.8       Noncompetition...............................................................27

ARTICLE VII COVENANTS AND AGREEMENTS OF BUYER....................................................................28
                  Section 7.1       Confidentiality..............................................................28
                  Section 7.2       Notice of Certain Events.....................................................28

ARTICLE VIII MUTUAL COVENANTS AND UNDERSTANDINGS OF
 THE COMPANY, SELLER AND BUYER...................................................................................29
                  Section 8.1       Possession and Control.......................................................29
                  Section 8.2       Public Announcements.........................................................29
                  Section 8.4       Unwind Agreement.............................................................29

ARTICLE IX CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE...................................................30
                  Section 9.1       Representations and Covenants................................................30
                  Section 9.2       FCC Order....................................................................30
                  Section 9.3       Legal Proceedings............................................................30
                  Section 9.4       No Adverse Action or Decision................................................30
                  Section 9.5       Approvals and Consents.......................................................30
                  Section 9.6       Material Adverse Change......................................................31
                  Section 9.7       Delivery by the Company and Seller...........................................31
                  Section 9.8       Time Brokerage Agreement.....................................................31
                  Section 9.9       Bank of America Consent......................................................31

ARTICLE X CONDITIONS PRECEDENT TO DE LA ROSA'S OBLIGATION TO CLOSE...............................................31
                  Section 10.1      Representations and Covenants................................................31
                  Section 10.2      FCC Order....................................................................32
                  Section 10.3      Legal Proceedings............................................................32
                  Section 10.4      No Adverse Action or Decision................................................32
                  Section 10.5      Delivery by Buyer............................................................32

ARTICLE XI THE CLOSING...........................................................................................32
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                  Section 11.1      Closing......................................................................32
                  Section 11.2      Delivery by the Company and Seller...........................................32
                  Section 11.3      Delivery by Buyer............................................................33

ARTICLE XII SURVIVAL; INDEMNIFICATION............................................................................34
                  Section 12.1      Survival of Representations..................................................34
                  Section 12.3      Indemnification by Buyer.....................................................36
                  Section 12.4      Indemnification Procedure....................................................37
                  Section 12.5      Remedies Cumulative..........................................................37
                  Section 12.6      Consequential Damages........................................................38

ARTICLE XIII TERMINATION.........................................................................................38
                  Section 13.1      Termination..................................................................38
                  Section 13.2      Effect of Termination........................................................39

ARTICLE XIV REMEDIES.............................................................................................39
                  Section 14.1      Default by the Company or Seller.............................................39
                  Section 14.2      Default by Buyer.............................................................39
                  Section 14.3      Specific Performance.........................................................39
                  Section 14.4      Remedies Not Exclusive.......................................................40

ARTICLE XV GENERAL PROVISIONS....................................................................................40
                  Section 15.1      Further Assurances...........................................................40
                  Section 15.2      Brokers......................................................................40
                  Section 15.3      Expenses.....................................................................40
                  Section 15.4      Notices......................................................................41
                  Section 15.5      Waiver.......................................................................42
                  Section 15.6      Benefit and Assignment.......................................................42
                  Section 15.7      Entire Agreement; Amendment..................................................43
                  Section 15.8      Severability.................................................................43
                  Section 15.9      Headings.....................................................................43
                  Section 15.10     Governing Law................................................................43
                  Section 15.11     Signature in Counterparts....................................................43
                  Section 15.12     No Prejudice.................................................................43
                  Section 15.13     Specific Performance.........................................................43
                  Section 15.14     Obligations Under De La Rosa Consulting Agreement............................44
                  Section 15.16     Guaranty.....................................................................44
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                                       ii

                            STOCK PURCHASE AGREEMENT


                  THIS STOCK PURCHASE AGREEMENT (this "Agreement") is entered into as of the 20th day of February, 1998 by and among ORO SPANISH BROADCASTING, INC., a California corporation (the "Company"), Rene De La Rosa, an individual ("De La Rosa" or Seller") and RADIO UNICA OF SAN FRANCISCO, INC., a Delaware corporation ("Buyer").

                                    RECITALS

                  WHEREAS, the Company is the licensee of radio station KIQI, 1010 kHz, San Francisco, California (the "Station");

                  WHEREAS, De La Rosa is the sole record and beneficial owner of all of the issued and outstanding shares of common stock of the Company, par value $1.00 per share (the "Common Shares");

                  WHEREAS, Seller wishes to sell, and Buyer wishes to buy, all of the Common Shares, all in accordance with and subject to the terms and conditions set forth below;

                  WHEREAS, Seller wishes to enter into a covenant which will prevent him from engaging in certain activities for a certain period of time;

                  WHEREAS, Buyer and the Company are simultaneously entering into a Time Brokerage Agreement, dated as of the date hereof (the "TBA"), whereby the Company shall make available to Buyer substantially all of the broadcasting time on the Station through and including the Closing Date (as defined herein); and

                  WHEREAS, Buyer and De La Rosa are simultaneously entering into a Consulting Agreement dated as of the date hereof (the "De La Rosa Consulting Agreement"), whereby De La Rosa shall provide certain services to Buyer.

                  NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements hereinafter set forth, the parties hereto hereby agree as follows:

                                    ARTICLE I
                           DEFINITIONS AND REFERENCES


                  Unless the context otherwise specifies or requires, terms used herein shall have the respective meanings assigned thereto as follows (such definitions to be equally applicable to both the singular and plural forms of the terms defined). Unless otherwise specified, all references herein to "Articles" or "Sections" are to Articles or Sections of this Agreement.

                  Additional Agreements means any and all Contracts executed and delivered by Sellers between the date hereof and the Closing Date.

                  Affiliate means, as to any entity, any other entity which owns, is owned by or is under common control with such entity.

                  Applicable Law means any federal, state or local statute, law, ordinance, rule, regulation, order, writ, injunction, judgment or decree applicable to a Person or any such Person's Subsidiaries, properties or assets.

                  Assets shall mean the assets of the Company used or useful in the operation of the Station or the Company's business.

                  Audited Statements shall have the meaning specified in Section 3.5.

                  Bank of America Loan shall mean the outstanding debt owed by the Company to the Bank of America.

                  Bank of America Release shall mean a letter or such other correspondence from the Bank of America indicating that the Company has fully satisfied and been released from any and all of its obligations under the Bank of America Loan.

                  Buyer Indemnitees shall have the meaning specified in Section 12.2.

                  Closing Date Balance Sheet means the balance sheet of the Company as of the Common Stock Closing Date prepared on the Common Closing Date by the Company in accordance with GAAP and reviewed by Buyer's independent public accountants.

                  Closing means the closing of the purchase and sale of the Common Shares and Seller's entry into the covenant set forth in Section 6.8.

                  Closing Date means the time and date on which the Closing takes place, as established by Section 11.1.


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                  Code means the Internal Revenue Code of 1986, as amended.

                  Common Shares shall have the meaning specified in the recitals.

                  Communications Act means the Communications Act of 1934, as amended, and the rules and regulations of the FCC promulgated pursuant thereto.

                  Contracts means all written contracts, commitments, plans, agreements, leases, arrangements, undertakings and licenses, including Additional Agreements which relate to the ownership, operation, business or use of the Station or any of the Common Shares.

                  De La Rosa Consulting Agreement shall mean the Consulting Agreement, dated as of the date hereof, by and between De La Rosa and the Company.

                  Encumbrances means any mortgages, pledges, liens, claims, security interests, agreements, restrictions, defects in title, easements or encumbrances.

                  Environmental Laws means the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), as amended by the Superfund Amendments and Reauthorization Act of 1986 ("SARA"), 42 U.S.C. ss. 9601 et seq.; the Toxic Substances Control Act ("TSCA"), 15 U.S.C. ss. 2601 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. ss. 1802 et seq.; the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. ss. 9601 et seq.; the Clean Water Act ("CWA"), 33 U.S.C. ss. 1251 et seq.; the Safe Drinking Water Act, 42 U.S.C. ss. 300f et seq.; the Clean Air Act ("CAA"), 42 U.S.C. ss. 7401 et seq.; or any other applicable federal, state, or local laws, regulations, ordinances, decrees, rules, judgments, orders or directives now or hereinafter in effect relating to the protection of human health, safety or the environment, or otherwise relating to Hazardous Materials generation, production, use, storage, treatment, transportation or disposal.

                  ERISA mean Employee Retirement Income Security Act of 1974, as amended.

                  Escrow Agent shall have the meaning specified in Section 2.3.

                  Escrow Agreement shall mean the Escrow Agreement, dated as of the date hereof, by and among Buyer, De La Rosa and the Escrow Agent.

                  Escrow Deposit shall have the meaning specified in Section
2.3.

                  Existing Contract shall have the meaning specified in Section 3.15.

                  FAA means the Federal Aviation Administration.


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                  FCC means the Federal Communications Commission.

                  FCC Licenses means all licenses, permits and other authorizations issued by the FCC to the Company for the operation of the Station.

                  FCC Order means an order or orders of the FCC consenting to the transfer of control to Buyer of the Company.

                  Final Order means an FCC Order as to which the time for filing a request for administrative or judicial review, or for instituting administrative review sua sponte, shall have expired without any such filing having been made or notice of such review having been issued; or, in the event of such filing or review sua sponte, as to which such filing or review shall have been disposed of favorably to the grant and the time for seeking further relief with respect thereto shall have expired without any request for such further relief having been filed.

                  Financial Statements shall have the meaning specified in
Section 3.5.

                  GAAP means generally accepted accounting principles as used in the United States as in effect at the time any applicable financial statements were prepared or any act requiring the application of GAAP was performed.

                  Giants Contract shall have the meaning specified in Section
6.7.

                  Governmental Authority means any agency, board, bureau, court, commission, department, instrumentality or administration of the United States government, any state government or any local or other governmental body in a state of the United States or the District of Columbia.

                  Hazardous Materials means any wastes, substances, or materials (whether solids, liquids or gases) that are defined or regulated as hazardous or toxic under any Environmental Law, including without limitation, substances defined as "hazardous wastes," "hazardous substances," "toxic substances," "radioactive materials," or other similar designations in any Environmental Laws. "Hazardous Materials" includes, without limitation, polychlorinated biphenyls (PCBs), asbestos, lead-based paints and petroleum and petroleum products.

                  Indemnification Notice shall have the meaning specified in
Section 12.4.

                  Indemnified Party and Indemnitor shall have the respective meanings specified in Section 12.4..

                  Intellectual Property shall have the meaning specified in
Section 3.13.


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



                  IRS means the Internal Revenue Service.

                  Liens means all liens, mortgages, pledges, charges, claims, restrictions, defects in title, easements or other encumbrances.

                  Losses means any action, claim, charge, suit, proceeding, investigation, cost, damage, disbursement, expense, liability, loss, injury, response costs, deficiency, penalty, diminution in value, settlement or obligation of any kind or nature, including but not limited to interest, penalties, fines, legal, accounting and other professional fees and expenses incurred in the investigation, collection, prosecution, determination and defense of claims, amounts paid in settlement, any incidental or consequential damages and any punitive damages payable to third parties.

                  Material Adverse Effect means (i) a material adverse effect on the assets, liabilities, business, condition (financial or other), or prospects of the Company or (ii) an event that would prevent in any material respect or materially delay the performance by De La Rosa or the Company of its obligations under this Agreement or would materially interfere with the ability of the parties hereto to consummate the transactions contemplated hereby.

                  Net Barter Liability Position shall have the meaning specified in Section 2.4.

                  Note Maturity Date shall have the meaning specified in Section 2.3.

                  Ordinary Course of Business means, with respect to the Company, the ordinary course of business consistent with past practices of the Company.

                  Other Transaction Agreements means the De La Rosa Consulting Agreement, the TBA and the Escrow Agreement.

                  Overage shall have the meaning specified in Section 2.4.

                  Per Share Value shall have the meaning specified in Section
2.3.

                  Person means any individual, corporation, company, partnership (limited or general), joint venture, limited liability company, association, trust or other entity.

                  Post-Closing Escrow Deposit shall have the meaning specified in Section 2.3.

                  Pre-Closing Tax Periods shall have the meaning specified in
Section 12.2.

                  Promissory Note shall have the meaning specified in Section
2.3.

                  Post-Closing Tax Periods shall have the meaning specified in
Section 12.2.

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



                 Purchase Price shall have the meaning specified in Section 2.2. Preferred Stock.

                  Real Property means all real property, and all buildings and other improvements thereon, (i) owned or leased by the Company or (ii) held by the Company and used or useful in the business or operations of the Station; provided, however, that, this definition shall specifically exclude all real property located in Tehama, Calusa and Amador.

                  Real Property Interests means all interests in real property, including fee estates, leaseholds and subleaseholds, purchase options, easements, licenses, rights to access, and rights of way, and all buildings and other improvements, thereon, (i) owned or leased by the Company or (ii) held by the Company and used or useful in the business or operations of the Station, together with any additions thereto between the date of this Agreement and the Closing Date; provided, however, that this definition shall specifically exclude all interests in real property located in Tehama, Calusa and Amador.

                  Returns means any returns, declarations, reports, estimates, schedules, information returns or other documents (including any related or supporting information) with respect to Taxes.

                  Seller Indemnitees shall have the meaning specified in Section 12.3.

                  Shortage shall have the meaning specified in Section 2.4.

                  Station shall have the meaning specified in the recitals.

                  Stock Payment shall have the meaning specified in Section 2.3.

                  Survival Period shall have the meaning specified in Section 12.1.

                  Tangible Personal Property means all machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, inventory, spare parts, and other tangible personal property (i) owned or leased by the Company or (ii) held by the Company and used or useful in the business or operations of the Station, including the Station transmitters, together with any additions thereto between the date of this Agreement and the Closing Date; provided, however, that, this definition shall specifically exclude the Mercedes sports utility vehicle and the Mercedes automobile used by De La Rosa.

                  Taxes shall mean any taxes, charges, duties, fees, imposts, levies or other assessments, including, without limitation, all net income, gross income, sales, use, franchise, profits, service, gross receipts, capital, ad valorem, value added, transfer, inventory, capital stock, license, registration, environmental, social security, unemployment, severance, stamp, recording, occupation, withholding, payroll, employment, excise, or property including personal intangible and real taxes and estimated taxes, assessments or charges of any kind whatsoever together with interest and any penalties, fines, duties, fees, levies, additions, to tax or additional amounts with respect thereto.

                  TBA means the Time Brokerage Agreement, dated as of the date hereof, by and between the Company and Buyer.

                  Transaction Agreements means this Agreement and the Other Transaction Agreements.

                  Transfer of Control Applications shall have the meaning specified in Section 5.1.

                  Unaudited Statements shall have the meaning specified in
Section 3.5.

                  Unwind Agreement shall have the meaning specified in Section 8.3.

                  Working Capital shall mean the Company's current assets minus its liabilities (as such terms are defined by and determined in accordance with GAAP), as adjusted pursuant to Section 2.4.

                  Working Capital Statement shall have the meaning specified in
Section 2.4.


                                   ARTICLE II
            SALE AND PURCHASE OF COMMON SHARES AND CONSIDERATION FOR
                             COVENANT NOT TO COMPETE

                  Section 2.1 Sale and Purchase of Common Shares; Entry into Covenant not to Compete. Subject to the terms and conditions hereof and in reliance upon the representations, warranties, covenants and agreements contained herein, at the Closing (as defined herein): (i) Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer agrees to purchase from Seller, all of the Common Shares, free and clear of all Encumbrances and (ii) Seller shall enter into the covenant set forth in Section 6.8 hereof.

                  Section 2.2 Consideration. If, as of the Closing Date, the Company is free and clear of all indebtedness, the aggregate consideration for Seller's sale of the Common Shares and Seller's agreement to enter into the covenant set forth in Section 6.8 hereof (the "Purchase Price") shall be Twelve Million Dollars ($12,000,000), as adjusted pursuant to Section 2.4 hereof. If, however, the Company has outstanding debt as of the Closing Date, (i) Buyer agrees to assume such debt and to pay any outstanding balances thereon (which amounts are estimated on Schedule 2.3(b)) at Closing and (ii) the amount paid by Buyer for the purchase of the Common Shares shall be adjusted from Eleven Million Five Hundred Thousand Dollars

($11,500,000) to Seven Million One Hundred and Twenty Thousand Dollars ($7,120,000) (or to such other amount as shall be calculated by deducting the aggregate amount of the Company's outstanding debt which is paid by Buyer at Closing pursuant to Clause (i) of Section 2.3(b) from Eleven Million Five Hundred Thousand Dollars ($11,500,000)).

                  Section 2.3 Payment of Purchase Price.

                   (a) Upon the execution of this Agreement, Buyer shall deposit the amount of One Million Dollars ($1,000,000) into escrow (the "Escrow Deposit"). The total Escrow Deposit shall be held by First Union National Bank (together with any successor thereto, the "Escrow Agent") pursuant to the terms and conditions of that certain Escrow Agreement executed on the date hereof. At the Closing, Nine Hundred Thousand Dollars ($900,000) of the total Escrow Deposit shall be paid by the Escrow Agent to Seller and credited to the Purchase Price at Closing. The remaining One Hundred Thousand Dollars ($100,000) of the total Escrow Deposit (the "Post-Closing Escrow Deposit"), together with any interest earned on the Escrow Deposit, shall be held by the Escrow Agent for a period of six (6) months from the Closing Date, unless dispersed on an earlier date pursuant to Section 2.4 hereof, to cover the potential purchase price adjustment pursuant to Section 2.4 hereof. If the Closing does not occur due to the reason specified in Section 14.2 hereof, the total Escrow Deposit, together with any interest earned thereon, shall be paid to Seller as liquidated damages as specified in Section 14.2. If the Closing does not occur for any other reason, the Escrow Deposit, together with any interest earned thereon, shall be forthwith paid to Buyer.

                  (b) An aggregate amount of Five Million Dollars ($5,000,000), shall be paid by the Buyer on the Closing Date as follows: (i) the amounts specified on Schedule 2.3(b) shall be paid directly to the creditors of the Company that are listed thereon (or to such other creditors for such amounts as may be designated by Seller at least three (3) business days prior to the Closing Date; provided, that, in no event shall such amounts total more than Five Million Dollars ($5,000,000)) and (ii) the difference, if any, between Five Million Dollars ($5,000,000) and the aggregate amount paid pursuant to clause
(i) of this Section 2.3(b) shall be paid by wire transfer of immediately available funds to such bank or other financial institution as shall be designated by Seller at least three (3) business days prior to the Closing Date.

                  (c) A promissory note (the "Promissory Note") in the principal amount of Six Million Dollars ($6,000,000) from the Buyer made payable to the Seller shall be delivered to Seller on the Closing Date. The Promissory Note shall be substantially in the form of Exhibit A hereto. The Promissory Note shall bear interest at the annual rate of eight (8) percent, payable monthly. The principal amount of the Promissory Note shall be due and payable in full on the date which is five (5) years from the Closing Date (the "Note Maturity Date"); provided, however, that, if by notice given not later than sixty (60) business days prior to the Note Maturity Date, Seller advises Buyer that it wishes to receive a portion, but not more than twenty five (25) percent, of the principal amount then outstanding under the Promissory Note in shares of the Company's common stock (the "Stock Payment"), then Buyer and Seller shall negotiate in good faith to agree upon the terms of the Stock Payment and the per share value of the Company's common stock as of the Note Maturity Date (the "Per Share Value"). In the event that Buyer and Seller are unable by the Note Maturity Date to agree upon the terms of the Stock Payment and the Per Share Value of the Company's common stock as of the Note Maturity Date, the entire principal amount then outstanding under the Promissory Note shall be paid solely in immediately available federal funds in accordance with the terms of the Promissory Note.

                  Section 2.4 Purchase Price Adjustment.

                  (a) Within six (6) months after the Closing Date, Buyer shall deliver, or shall cause the Company to deliver, a statement of the Company's Working Capital (the "Working Capital Statement"), dated as of the Closing Date. For purposes of this Agreement, the Company's Working Capital shall be calculated by deducting the Company's liabilities from the Company's current assets (as such items are defined by and determined in accordance with GAAP); provided, that, the parties agree that the Company's outstanding debt under the Bank of America Loan shall not be included in the calculation of the Company's Working Capital and; provided, further, that, the parties agree that, (i) if the amount by which barter liabilities as of the Closing Date exceeds barter receivables as of the Closing Date (the "Net Barter Liability Position") is less than Thirty-Five Thousand Dollars ($35,000), such Net Barter Liability Position shall not be factored into the calculation of the Company's Working Capital and
(ii) if, as of the Closing Date, the Net Barter Liability Position equals or exceeds Thirty-Five Thousand Dollars ($35,000) such excess Net Barter Liability Position shall be factored into the calculation of the Company's Working Capital. The Working Capital Statement shall: (i) set forth the Working Capital of the Company as of the Closing Date; (ii) be determined in accordance with GAAP; and (iii) be certified by the President of the Company as having been prepared consistent with the provisions of this Section 2.4(a). For purposes of determining the accounts receivable balance as of the Closing Date and the appropriate allowance for doubtful accounts as of the Closing Date, any post-Closing adjustments made to such balances shall be in accordance with GAAP and shall reflect that any payments received by the Company in satisfaction of any outstanding accounts receivable balance are applied to the oldest such outstanding balance (i.e., "first in, first out"), unless such application is, in the Buyer's reasonable discretion, validly disputed by the account debtor. If Seller so requests, by notice given within two (2) business days after the delivery of the Working Capital Statement, the Company shall assign to Seller any accounts receivable owing to the Company from or related to the operation of the Station prior to the Closing Date which have been deemed uncollectible.

                  (b) The Working Capital reflected on the Working Capital Statement shall be conclusive and binding upon the parties unless within two (2) business days after the delivery of the Working Capital Statement to Seller, Seller notifies Buyer of his objection thereto. In the event that Buyer and Seller are unable to resolve any dispute concerning the Working Capital Statement, the parties shall engage an independent, national or regional accounting firm which is mutually agreeable to Buyer and Seller to calculate the Company's Working Capital in accordance with Section 2.4(a) hereof. If Buyer and Seller are unable to agree upon an accounting firm to perform the calculation, Buyer and Seller shall each select an independent, national or regional accounting firm who will then agree upon a third independent, national or regional accounting firm to perform the calculation. The calculation performed by the selected accounting firm will be conclusive and binding upon the parties.

                  (c) In the event that the Working Capital as reflected on the Working Capital Statement is equal to or greater than Zero Dollars ($0): (i) the Post-Closing Escrow Deposit, together with any interest earned thereon, shall be paid to Seller; (ii) the interest earned on the Escrow Deposit prior to Closing shall be paid to Buyer; and (iii) Buyer shall pay the amount, if any, that the Working Capital exceeds Zero Dollars ($0) (the "Overage") to Seller by wire transfer of immediately available funds to such bank or other financial institution as shall be designated by Seller at least three (3) business days after Seller's receipt of the Working Capital Statement as an increase in the Purchase Price.

                  (d) In the event that the Working Capital as reflected on the Working Capital Statement is less than Zero Dollars ($0), but the amount by which the Working Capital is less than Zero Dollars ($0) (the "Shortage") is less than or equal to One Hundred Thousand Dollars ($100,000), (i) the amount of such Shortage, together with any interest earned thereon, shall be paid to Buyer out of the Post-Closing Escrow Deposit as a reduction in the Purchase Price and
(ii) the remainder of the Post-Closing Escrow Deposit, if any, together with any interest earned thereon, shall be paid to Seller.

                  (e) In the event that the Working Capital as reflected on the Working Capital Statement is less than Zero Dollars ($0) and the amount of the Shortage is greater than One Hundred Thousand Dollars ($100,000), the amount of any such Shortage shall be offset first against the interest and then, if necessary, against the principal payable under the Promissory Note.


                                   ARTICLE III
              REPRESENTATIONS AND WARRANTIES OF SELLER AND COMPANY


Seller and the Company jointly and severally represent and warrant to Buyer as follows:

                  Section 3.1 Organization and Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has all requisite power and authority to carry on its business as now being conducted. Neither the nature of the business of the Station, nor the character of the properties owned, leased or otherwise held by the Company for use in the Station's business makes any qualification necessary in any other state, country, territory or jurisdiction other than as set forth in Schedule 3.1 and the Company is qualified to do business in all such jurisdictions.

                  Section 3.2 Authorization. Each of De La Rosa (except with respect to the TBA) and the Company has all requisite power and authority and in the case of De La Rosa, capacity, to execute and deliver this Agreement, the Escrow Agreement, the TBA and the De La Rosa Consulting Agreement (collectively with this Agreement, the "Transaction Agreements" and without this Agreement, the "Other Transaction Agreements"), and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Other Transaction Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate proceedings on the part of the Company and no other corporate proceedings or actions on the part of the Company, its Board of Directors or its sole shareholder is necessary therefor. This Agreement and each of the Other Transaction Agreements have been duly and validly executed and delivered by each of De La Rosa (except as to the TBA) and the Company and this Agreement and each of the Other Transaction Documents constitute a valid and binding agreement and obligation of each of De La Rosa and the Company to the extent it is a party thereto, enforceable against each of De La Rosa and the Company to the extent either is a party thereto, in accordance with their respective terms.

                  Section 3.3 Compliance with Laws. The Company has complied in all material respects with all Applicable Laws (other than the Communications Act which is the subject of Section 3.12) and neither the Company nor De La Rosa have received any notice asserting noncompliance by the Company or De La Rosa with any Applicable Laws other than notice of a violation or failure to comply which would not individually or in the aggregate have a Material Adverse Effect on the Company. The Company holds all permits, licenses, approvals, certificates of authority, franchises and other authorizations (none of which has been rescinded and all of which are in full force and effect) from all Governmental Authorities necessary in order to conduct the operations of the Station in accordance with Applicable Laws, as presently conducted. The Company is in compliance in all material respects with its obligations under such permits, licenses, approvals, certificates of authority and authorizations.

                  Section 3.4 Required Consents; No Conflicts. (a) Except as set forth in Schedule 3.4(a) or in connection with the filings referred to in
Section 5.1, the execution, delivery and performance by Sellers of the Transaction Agreements will not require the consent, approval, authorization or permit of, or filing with, or notification to any Person or Governmental Authority.

                  (b) Except as set forth in Schedule 3.4(b), the execution and delivery of the Transaction Agreements and the consummation of the transactions contemplated hereby and thereby, do not and will not (assuming for purposes of clauses (i) and (ii) that the consents and approvals referred to in Schedule 3.4(a) or 4.3 are duly obtained) (i) conflict with or violate any Applicable Laws with respect to the Company or De La Rosa, (ii) conflict with or result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, result in the acceleration of, or create in any Person the right to accelerate, terminate, or modify, any note, bond, indenture, mortgage, deed of trust, license, lease, contract or other instrument to which the Company or its assets or De La Rosa is a party or by which the Company or De La Rosa is bound or to which the Common Shares or the Station is subject or affected, or (iii) conflict with or violate any provision of the Company's Articles of Incorporation or By-Laws.

                  Section 3.5 Financial Statements. The Company has furnished to Buyer the audited balance sheet of the Company as of August 31, 1996 and the audited statements of income, retained earnings and cash flow for the year ended August 31, 1996, as reported on by Miller, Kaplan, Arase & Company, independent auditors (the "Audited Statements") and (ii) the Company-prepared balance sheet of the Company as of August 31, 1997, the Company-prepared statements of income, retained earnings and cash flow for the year ended August 31, 1997, and the Company-prepared balance sheet of the Company as of December 31, 1997 (the "Unaudited Statements"). In addition, the Company will furnish to Buyer within 30 days of the end of each calendar month the interim Company-prepared balance sheet of the Company, and the interim Company-prepared statements of income, retained earnings and cash flows for each month until the Closing Date, prepared in accordance with GAAP (except for the elimination of footnote information) regardless of whether such financial statements have been reported on by Miller, Kaplan, Arase & Company. The Audited Statements and the Unaudited Statements (the "Financial Statements"), including in each case the related notes, fairly present (and in the case of the financial statements delivered after the date hereof, will fairly present) the financial position of the Company as of the respective dates of said balance sheets and the result of the operations of the Company for the respective periods covered by said statements of income and retained earnings and changes in financial position (subject, in the case of the unaudited statements, to year-end audit adjustments), and have been prepared (and in the case of the financial statements delivered after the date hereof, will be prepared) in accordance with GAAP (except for the elimination of certain footnote information in the unaudited statements) consistently applied by the Company throughout the periods involved, except for accounting changes described in the related notes. As of the date hereof, except (i) as disclosed on Schedule
3.5 and (ii) for liabilities or obligations which were incurred after December 31, 1997 in the Ordinary Course of Business and consistent with past practices and which are not material, the Company does not have any liabilities or obligations as determined in accordance with GAAP (whether absolute, accrued, contingent or otherwise) which were not either fully reflected or disclosed in the December 31, 1997 balance sheet and, in the reasonable judgment of the Company, the reserves referred to in the footnotes to such balance sheet are appropriate and reasonable. As of the Closing Date, the Company will not have any liabilities or obligations as determined in accordance with GAAP that are not fully reflected or disclosed on the Closing Date Balance Sheet.

                  Section 3.6 Absence of Certain Changes or Events. Except as set forth and described in Schedule 3.6, since January 1, 1998, there has been no material adverse change in the business, assets, liabilities, operations, prospects, or conditions (financial or otherwise), of the Company. Except as set forth and described in Schedule 3.6, since January 1, 1998 the Company has not (a) canceled any debts or claims other than in the Ordinary Course of Business; (b) written down the value of any Assets except write-downs in the Ordinary Course of Business, none of which, individually or in the aggregate, constitutes a Material Adverse Effect; (c) entered into any transactions relating to the business and operations of the Station other than in the Ordinary Course of Business; (d) made capital expenditures relating to the Station, or entered into commitments therefor, materially in excess of the capital expenditures budgets previously delivered to Buyer; (e) made any material change in any method of accounting or accounting practice except as may be required under GAAP; (f) amended the articles of incorporation or (g) made any agreement to do any of the foregoing.

                  Section 3.7 Absence of Litigation. Except as set forth and described in Schedule 3.7, there is no action, suit, investigation, claim, arbitration or litigation pending or, to the best of the Company's or De La Rosa's knowledge, threatened against, affecting or involving the Common Shares or De La Rosa with respect to his ability to consummate the transactions contemplated by the Transaction Agreements, the Company, the Station or the business and operations of the Station, or the transactions contemplated by this Agreement or the Other Transaction Agreements, before or by any court, arbitrator or Governmental Authority, and the Company is not subject to, and the Station is not operating under or subject to any order, award, judgment, writ, decree, determination or injunction of any court, arbitrator or Governmental Authority.

                  Section 3.8 Ownership of the Shares. De La Rosa is the record and beneficial owner of the Common Shares. De La Rosa owns the Common Shares free and clear of all Encumbrances (except for Bank of America's security interest in the Common Shares). Subject to the terms and conditions of this Agreement, at the Closing De La Rosa will transfer and convey, and Buyer will acquire, good and marketable title to the Common Shares, free and clear of all Encumbrances. De La Rosa is not a party to any option, warrant, purchase right or other contract or commitment that requires the sale, transfer or other disposition of any securities of the Company (other than this Agreement). De La Rosa is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of securities of the Company.

                  Section 3.9 Real Property. Schedule 3.9 contains a true, correct and complete description of all Real Property and all Real Property Interests as of the date hereof. The Real Property Interests listed on Schedule
3.9 comprise all interests in real property necessary to conduct the business and operations of the Station as now conducted. Except as described on Schedule
3.9 and except for Bank of America's security interest, the Company has good, record and marketable fee simple title to or a valid leasehold interest in all of the Real Property and good title to all of the Real Property Interests, in each case free and clear of all Liens and Encumbrances, except for liens for current Taxes not yet due and payable and minor imperfections in title which individually and in the aggregate do not interfere with the use of the Real Property for which it is used or diminish its value. The Company has delivered to Buyer true, correct and complete copies of all deeds and all leases of Real Property pertaining to the Real Property listed on Schedule 3.9 and will deliver copies of all deeds and leases entered into after the date hereof, to the extent permitted hereby. The Company enjoys peaceful and undisturbed possession under its leases for leased Real Property. The Company has full legal and practical access to all of the Real Property. All towers, guy anchors, and buildings and other improvements included in the Assets are located entirely on the Real Property listed in Schedule 3.9. All Real Property (including the improvements thereon) (a) is in good condition and repair consistent with its present use, (b) is available for immediate use in the conduct of the business and operations of the Station, and (c) complies in all material respects with all applicable building or zoning codes and the regulations of any Governmental Authority having jurisdiction. All easements, rights-of-way and licenses included in the Real Property have been properly recorded in the appropriate public recording office.

                  Section 3.10 Tangible Personal Property. Schedule 3.10 lists all of the Company's Tangible Personal Property as of the date hereof which are material to the operation of the Company and the Station. The Tangible Personal Property listed on Schedule 3.10 comprises all material items of Tangible Personal Property necessary to conduct the business and operations of the Sation as now conducted and in accordance with Applicable Law and on the Closing Date the Company will own or have valid leasehold interests in all of the Tangible Personal Property listed on Schedule 3.10 or such other Tangible Personal Property necessary to conduct the operations of the Station as now conducted and in accordance with Applicable Law. Except as described in Schedule 3.10 and except for Bank of America's security interest, the Company owns and has good title to each item of Tangible Personal Property owned by it and none of the Tangible Personal Property owned by the Company is subject to any Liens or Encumbrances, except for liens for current Taxes not yet due and payable. With allowance for normal repairs, maintenance, wear, and obsolescence, each item of Tangible Personal Property is in good operating condition and repair, and is available for immediate use in the business and operations of the Station. All items of transmitting and studio equipment included in the Tangible Personal Property (a) have been maintained in a manner consistent with generally accepted standards of good engineering practice, and (b) will permit the Station and all auxiliary broadcast facilities related to the Station to operate in accordance with the terms of the FCC Licenses and the rules and regulations of the FCC.

                  Section 3.11 Capitalization. The authorized capital stock of the Company consists solely of 1,000,000 shares of common stock, par value $1.00 per share, of which 6,000 shares are issued and outstanding and owned by De La Rosa. All issued and outstanding shares of capital stock of the Company have been duly authorized, are validly issued and outstanding, are fully paid and non assessable. No securities issued by the Company were issued in violation of any statutory or common-law preemptive rights. Except as permitted pursuant to
Section 6.1(g), there are no dividends which have accrued or been declared but are unpaid on the capital stock of the Company. All Taxes required to be paid in connection with the issuance and any transfers of the capital stock of the Company have been paid by the Seller. There are no outstanding: (i) securities or instruments convertible into or exercisable for any of the capital stock or other equity interests of the Company; (ii) options, warrants, subscriptions or other rights to acquire capital stock or other equity interests of the Company; or (iii) contracts commitments, agreements or understandings of any kind, including employee benefit arrangements, relating to the issuance or repurchase by the Company of (A) any capital stock or other equity interests of the Company or (B) any securities, options, warrants, rights or instruments convertible into or exercisable for capital stock or other equity interests of the Company.

                  Section 3.12 FCC Matters. (a) The Company holds the FCC Licenses set forth and described on Schedule 3.12(a) and the FCC Licenses listed on Schedule 3.12(a) constitute all of the licenses, permits and authorizations from the FCC that are necessary or required for and/or used in the business and operations of the Station. The FCC Licenses are valid and in full force and effect through the dates set forth on Schedule 3.12(a). From the date hereof until the Closing Date the Company will hold all licenses, permits and authorizations from the FCC that are necessary or required for the business and operations of the Station and all such licenses, permits and authorizations will be at the time of the Closing valid and binding and effective through the dates shown thereon. Except as set forth on Schedule 3.12(a), no application, action or proceeding is pending for the renewal or modification of any of the FCC Licenses, and, except for actions or proceedings affecting radio broadcast stations generally and the proceedings set forth in Schedule 3.7 hereto, no application, complaint, action or proceeding is pending or, to the best of the Company's or Seller's knowledge, threatened that may result in the (i) denial of an application for renewal, (ii) the revocation, modification, non-renewal or suspension of any of the FCC Licenses, (iii) the issuance of a cease-and-desist order relating to the FCC Licenses or the Station, or (iv) the imposition of any administrative or judicial sanction with respect to the Station.

                  (b) The Station, its physical facilities, electrical and mechanical systems and transmitting and studio equipment (i) are being operated in compliance with the specifications of the FCC Licenses or at the time of the Closing, such other licenses, permits and authorizations then in effect, and
(ii) are being operated in material compliance with all requirements of the Communications Act. Both the Company and Seller have complied with all requirements of the FCC and the FAA with respect to the construction and/or alteration of the Company's antenna structures, and "no hazard" determinations for each antenna structure have been obtained.

                  (c) Neither the Company nor Seller know of any facts, conditions or events relating to the Company or the Station that might cause the FCC to have a legally valid basis to deny the transfer of control of the FCC Licenses as provided for in this Agreement or not to renew any of the FCC Licenses in the ordinary course.

                  Section 3.13 Intellectual Property. Except as set forth on
Schedule 3.13 and except for the Bank of America's security interest, the Company owns or has the right to use all intellectual property used in or necessary for the conduct of the business and operations of the Station, including without limitation all patents, trademarks, service marks, trade names, copyrights, software, trade secrets, call letters, jingles, slogans and logotypes, including any and all common law rights, applications, registrations, extensions and renewals relating thereto (collectively, the "Intellectual Property"), free and clear of all Encumbrances. Schedule 3.13 sets forth a complete and accurate list of all applications, registrations or patents included in the Intellectual Property owned by the Company. The Company has valid and enforceable rights in all its Intellectual Property. To the best of the Company's and Seller's knowledge, no Intellectual Property is being infringed by any third party, the Company is not infringing any intellectual property or other proprietary right of any third party in conducting the business of the Station, and there is no pending or threatened opposition, interference, re-examination, cancellation, claim of invalidity or other legal or governmental proceeding in any jurisdiction involving any of the Intellectual Property. The Company has the right pursuant to the rules and regulations of the FCC to the use of the various call letters set forth on Schedule 3.12(a). The Company pays no royalty to anyone for use of the Intellectual Property.

                  Section 3.14 Reports and Records. All reports, statements and other documents relating to the Station required to be filed by the Company or De La Rosa with the FCC or any other Governmental Authority in connection with, or as a result of, the Company's operation of the Station or De La Rosa's ownership of the Common Shares have been filed and complied with and were true, correct and complete in all material respects when filed. All such reports, statements and other documents shall continue to be filed on a current basis until the Closing Date, and will be true, correct, and complete in all respects.

                  Section 3.15 Contracts; Scheduled Contracts. Schedule 3.15 sets forth a complete and accurate list of all Contracts to which the Company is a party or by which it or its assets or properties are bound or subject on the date hereof ("Existing Contracts"). Either the Company or De La Rosa has provided Buyer with copies of all Existing Contracts. Each Existing Contract is (except as otherwise set forth on Schedule 3.15 and except for the right to use the luxury skybox at Candlestick Park which is described in the Giants Contract (as defined in Section 6.7) which right will be assigned to De La Rosa prior to Closing) and each contract which the Company may enter after the date hereof in compliance with this Agreement will be, in full force and effect, and constitutes or will constitute the legal, valid and binding obligation of, and is or will be legally enforceable against the Company or De La Rosa or both, as the case may be. The Company and, to the best of the Company's and Seller's knowledge, the other parties thereto, have complied with all of the provisions of the Existing Contracts and are not in default thereunder in any respect, and there has not occurred any event which (whether with or without notice or lapse of time) would constitute such a default, except for any such default as would not have a Material Adverse Effect on the Company. At the time of the Closing, the Company or De La Rosa or both, as the case may be, shall have complied with all provisions of and shall not be in default under any contracts then in effect and there shall not be in any event which whether with notice or without notice or lapse of time) would constitute a default thereunder, except for any such defaults as would not have a Material Adverse Effect on the Company. To the best of the Company's and Seller's knowledge, there has not been any threatened cancellation of any Existing Contracts or any outstanding dispute thereunder and at the time of the Closing, there shall not be any threatened cancellation of any contract then in effect or any outstanding dispute thereunder except for any threatened cancellation or dispute as would not have a Material Adverse Effect on the Company. The Company is not a party to any agreement which materially limits the freedom of the Company to compete in any line of business in which it currently operates or with any person.

                  Section 3.16 Taxes. (a) The Company has duly filed all Returns required to be filed by it, and all such Returns are true, correct and complete; has timely paid (or has had paid on its behalf) all Taxes and other charges shown to be due on such Returns or claimed to be due by any taxing authority; and has established adequate reserves for unpaid Taxes as required by GAAP with respect to any period or portion thereof ending prior to or on the date hereof, and such reserves will continue to be so established with respect to periods ending prior to or on the Closing Date. The Company has no unpaid deficiency or assessment from any taxing authority with respect to Taxes or Returns; the Company has not given or requested any waiver extending the statute of limitations in connection with any Taxes or Returns. Schedule 3.16(a) discloses as of the date hereof all years for which Returns of the Company have been audited or examined by any Governmental Authority, or the statute of limitations has expired.

                  (b) There are no liens for Taxes upon the Assets, except for statutory liens for current Taxes not yet due; and there are no facts which would give rise to any liens for Taxes.

                  (c) The Company has complied (and until the Closing Date will comply) with all applicable laws relating to the payment and withholding of Taxes, including, without limitation, withholding from employee wages and payment to the proper taxing authorities all amounts required to be withheld under applicable law.

                  (d) The Company has not made payments, is not obligated to make any payments, and is not a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under section 162(m) or section 280G of the Code.

                  (e) Except for Del Cobre Corporation, a corporation which is wholly-owned by Seller and which has no activity or assets and is not in the broadcasting business, the Company has not been a member of an affiliated group of corporations within the meaning of section 1504 of the Code (or similar state or local filing group).

                  (f) The Company is not a party to, is not bound by and has no obligation under, any Tax allocation or sharing agreement, or Tax indemnification agreement or similar contract or arrangement.

                  (g) The Company has not agreed, and is not required, to make any adjustments under section 481(a) of the Code by reason of a change in accounting method or otherwise that have not been fully recognized on prior year tax returns.

                  (h) No federal, state, local or foreign audits or other administrative proceedings or court proceedings exist or have been initiated with regard to any Taxes or Returns of the Company; the Company has not received any notice that such an audit is pending or, to the knowledge of Sellers, threatened with respect to any Taxes due from or with respect to the Company or any Return filed by or with respect to such entities; and no state of facts exists or has existed which would constitute grounds for the assessment of any material tax liability with respect to the Company for the periods which have not been audited by the IRS.

                  (i) No power of attorney has been granted by, or with respect to, the Company with respect to any matter relating to Taxes.

                  (j) All transfer, documentary, stamp, registration, value added and other similar such Taxes and fees (including any penalties, additions and interest) incurred in connection with this Agreement shall be borne by Sellers, and Sellers will, at Sellers' expense, file all Returns and other documentation with respect to such Taxes and fees, and if required by law, Buyer will join in the execution of any such Returns and other documentation.

                  (k) The Company files Returns (or has Returns filed on its behalf) in the states, political subdivisions thereof and foreign countries set forth in Schedule 3.16(k).

                  (l) All elections with respect to Taxes currently affecting the Company made through the date hereof are set forth on Schedule 3.16(l).

                  (m) The Company is not and has not been a U.S. real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(ii) of the Code.

                  Section 3.17 Employee Benefit Plans; Labor Relations. (a)
Schedule 3.17(a) contains a true and complete list of each employee benefit plan covering employees, former employees or directors of the Company, or providing benefits to such persons in respect of services provided to the Company (collectively, the "Company Benefit Plans"). The Company has no employee pension benefit plans within the meaning of Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Each Company Benefit Plan intended to provide for the deferral of income, the reduction of salary or other compensation or to afford other income tax benefits complies with the requirements of the applicable provisions of the Internal Revenue Code or other applicable laws, rules and regulations required to provide such income tax benefits.

                           (b)      With respect to the Company Benefit Plans
individually and in the aggregate, no event has occurred, and, to the best knowledge of the Company, there exists no condition or set of circumstances that could subject the Company to any liability arising under the code or any other applicable law, which liability, excluding liability for benefit claims and funding obligations payable in the ordinary course, would have, or insofar as reasonably can be foreseen, could have, a material adverse effect on the Company.

                           (c)      Except as set forth in Schedule 3.17(c), (i)
the consummation or announcement of any transaction contemplated by this Agreement will not result in any (A) payment (whether of severance pay or otherwise) becoming due from the Company to any officer or director thereof or to the trustee under any "rabbi trust" or similar arrangement, or (B) benefit under any Company Benefit Plan being established or becoming accelerated, vested or payable and (ii) the Company is not a party to (A) any management, employment, deferred compensation, severance (including any payment, right or benefit resulting from a change in control), bonus or other contract for personal services with any officer or director, or (B) any consulting contract with any person who prior to entering into such contract was a director or officer of the Company.

                           (d)      As of the date hereof, the Company is not a
party to any collective bargaining agreement or other labor agreement with any union or labor organization.

                  Section 3.18 Environmental Matters. (a) There are no pending or, to the best of the Company's or Seller's knowledge, threatened actions, suits, claims, legal proceedings or other proceedings based on, and neither the Company nor Seller has received any notice of any complaint, order, directive, citation, notice of responsibility, notice of potential responsibility, or information request from any Governmental Authority arising out of or attributable to: (i) the presence of Hazardous Materials at any Real Property owned or leased by the Company; (ii) any facility operations or procedures of the Company relating to the Station or the Assets that do not conform to requirements of the Environmental Laws; or (iii) any violation of Environmental Laws otherwise arising from the Company's activities relating to the Station or the Assets involving Hazardous Materials.

                  (b) The Company is in compliance with all applicable Environmental Laws, including having obtained and maintained all permits, licenses, certificates, and approvals required under any Environmental Law. A true and complete list of all such permits, licenses, certificates and approvals, all of which are valid and in full force and effect, is set out in
Schedule 3.18(b).

                  (c) The operation of the Station does not cause or result in exposure of workers or the general public to levels of radio frequency radiation in excess of the "Radio Frequency Protection Guides" recommended in "American National Standard Safety Levels with Respect to Human Exposure to Radio Frequency Electromagnetic Fields 300 kHz to 100 GHz" (ANSI C95.1-1982), issued by the American National Standards Institute. Renewal of the FCC Licenses would not constitute a "major action" within the meaning of Section 1.1301, et seq., of the FCC's rules.

                  Section 3.19 Insurance. The Company maintains insurance relating to its assets, properties, business, operations and employees, which is customary and reasonable for a Company of its size engaged in the operation of a radio station in California. Schedule 3.19 contains a list of all policies of title, property, fire, casualty, liability, life, workmen's compensation, libel and slander, and other forms of insurance of any kind relating to the business and operations of the Station and owned or held by the Company as of the date hereof. All insurance policies are in full force and effect.

                  Section 3.20 Powers of Attorney; Guarantees. The Company does not have any power of attorney outstanding, nor any obligation or liability, either actual, accruing or contingent, as guarantor, surety, co-signer, endorser, co-maker or indemnitor (in the case of indemnitor, other than in the ordinary course of business) in respect of the obligation of any person, corporation, partnership, joint venture, association, organization or other entity.

                  Section 3.21 Disclosure. The representations and warranties of the Company and Seller in this Agreement and the other information furnished by the Company and Seller to Buyer in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, do not contain any untrue statement of a material fact or omit to state a material fact required to be stated in order to make such information not misleading. Except for facts affecting the radio industry generally, there is no fact known to the Company or Seller which can reasonably be expected to have a Material Adverse Effect.


                                   ARTICLE IV
                     REPRESENTATIONS AND WARRANTIES BY BUYER

                  Buyer represents and warrants to the Company and Seller as follows:

                  Section 4.1 Organization and Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to carry on its business as now being conducted. Buyer has all requisite power and authority to execute and deliver this Agreement and the Other Transaction Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby.

                  Section 4.2 Authorization. The execution, delivery and performance of this Agreement and the Other Transaction Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate proceedings on the part of Buyer and no other corporate proceedings or actions on the part of Buyer, its Board of Directors or its shareholders is necessary therefor. This Agreement and the Other Transaction Agreements to which it is a party each constitute a valid and binding agreement and obligation of Buyer, enforceable in accordance with their respective terms.

                  Section 4.3 Required Consents; No Conflicts.

                  (a) The execution, delivery and performance by Buyer of the Transaction Agreements to which it is a party will not require Buyer to obtain or file any consent, approval, authorization or permit of, or filing with, or notification to any person, entity or Governmental Authority which Buyer does not have or will not have prior to the Closing, except for any consent, approval, authorization, permit or filing the failure of which to make or obtain would not materially affect Buyer's ability to consummate the transactions contemplated by the Transaction Agreements.

                  (b) The execution and delivery by Buyer of the Transaction Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby do not and will not (i) conflict with or violate Applicable Laws applicable to Buyer, (ii) conflict with or result in any breach of or constitute any default (or an event which with notice or the lapse of time or both would become a default) under any note, bond, indenture, mortgage, deed of trust, license, lease, contract or other instrument to which Buyer is a party or by which Buyer is bound or to which any of the Buyer's assets are subject or affected, or (iii) conflict with or violate any provision of Buyer's Certificate of Incorporation or By-Laws, except, in each case, as would not prevent or materially delay Buyer's ability to consummate the transactions contemplated by this Agreement.

                  Section 4.4 Absence of Litigation. There is no action, suit, investigation, claim, arbitration or litigation pending or, to the best of Buyer's knowledge, threatened against Buyer affecting or involving Buyer's ability to consummate the transactions contemplated by this Agreement, before or by any court, arbitrator or Governmental Authority. As of the date hereof, Buyer is not subject to an order, award, judgment, writ, decree, determination or injunction of any court, arbitrator or Governmental Authority that would prevent or materially delay its ability to consummate the Closing.

                  Section 4.5 Qualification of Buyer. Buyer is qualified under the Communications Act to be the controlling entity of the FCC Licenses and Buyer knows of no facts or circumstances that will delay a routine grant of the Transfer of Control Applications.

                  Section 4.6 Investment. Buyer is acquiring the Common Shares for investment for its own account, and not with a view to any distribution thereof.

                  Section 4.7 Disclosure. The representations and warranties of Buyer in this Agreement and the other information furnished by Buyer to Sellers in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, do not contain any untrue statement of a material fact or omit to state a material fact required to be stated in order to make such information not misleading.


                                    ARTICLE V
                      PRE-CLOSING FILINGS AND UNDERTAKINGS


                  Section 5.1 Applications for FCC Consent. As promptly as practicable, and in no event later than five (5) business days following the execution of this Agreement, the Company, Seller and Buyer shall jointly file one or more applications with the FCC requesting its consent to the transfer of control of the FCC Licenses for the Station from Seller to Buyer (the "Transfer of Control Applications"). The Company, Seller and Buyer will diligently take, or fully cooperate in the taking of, all necessary and proper steps, and provide any additional information reasonably requested, and use their respective reasonable commercial efforts to resolve and/or overcome objections that may be asserted by the FCC or any third party, in order to obtain promptly the requested consent and approval of the Transfer of Control Applications by the FCC. Notwithstanding anything in this Agreement to the contrary, if the Closing occurs before the FCC Order becomes a Final Order, this Section 5.1 shall survive the Closing until the FCC Order becomes a Final Order. No transfer of control of the FCC Licenses shall occur without the prior written consent of the FCC.

                  Section 5.2 Sharing Information. Each party hereto shall as promptly as possible, and in any event within two (2) business days, inform the other of any material communications between such party and the FCC or any other Governmental Authority regarding this Agreement, the Other Transaction Agreements or the transactions contemplated hereby or thereby. If any party receives a request for additional information or documentary material from any such Governmental Authority, then such party shall endeavor in good faith to make, or cause to be made, as promptly as practicable and after consultation with the other party, an appropriate response to such request.

                                   ARTICLE VI
               COVENANTS AND AGREEMENTS OF THE COMPANY AND SELLER


                  Subject to Section 8.1 below, the Company and Seller covenant and agree with Buyer as follows:

                  Section 6.1 Conduct of Business of the Company. From the date hereof through the Closing Date, the Company, shall not, and De La Rosa shall cause the Company not to, do or agree to do any of the following without the prior written consent or approval of Buyer, which consent or approval Buyer may grant or withhold in its sole and absolute discretion:

                           (1)      Acquire or agree to acquire by merging or
consolidating with, or by purchasing all or a substantial equity interest in or all or a substantial portion of the assets of, any business or any corporation, partnership association or other business organization or division thereof or otherwise acquire or agree to acquire any assets other than assets acquired in the ordinary course of business which are immaterial in nature or amount;

                           (2)      Sell, assign, lease, or otherwise dispose
of, or agree to sell, assign, lease or otherwise dispose of, all or any part of the Company's Assets other than Assets which are immaterial in value, individually and in the aggregate, and not material to the Station's operations and then only in the ordinary course of business or enter into any agreement to do the same;

                           (3)      Terminate, adopt, amend or enter into,
except as may be required by applicable law or regulation, any bonus, profit sharing, severance, termination, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund, plan or arrangement for the benefit or welfare of its employees or pay any benefit not required by any plan or arrangement existing on the date hereof;

                           (4)      Make any tax elections or settle or
compromise any income tax liability or, except as required by law or applicable accounting standards, change any accounting policies or procedures;

                           (5)      Enter into any new agreement which requires
the payment or performance by Seller of an amount in excess of $100,000 of cash or services or which amends, modifies or extends any existing contract so as to impose an obligation on the Company in an amount in excess of $100,000 of cash or services;

                           (6)      Enter into any new agreement or arrangement
of any nature with an Affiliate of De La Rosa or the Company or a family member of De La Rosa, except for an agreement or arrangement with Adrian De La Rosa in an amount not to exceed $15,000 annually;

                           (7)      (i) Declare, set aside or pay any dividends
on or make other distributions in respect of any of its capital stock (except that the Company may, or De La Rosa may cause the Company to, subject to the provisions of Section 2.4(a), declare a dividend to De La Rosa immediately prior to the Closing), (ii) Split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock or (iii) Directly or indirectly repurchase, redeem or otherwise acquire, any shares of its capital stock;

                           (8)      Issue or sell, or authorize or propose the
issuance or sale of, any shares of its capital stock of any class or any securities convertible into or exchangeable for, or any rights, warrants, calls, subscriptions or options to acquire, any such shares, or convertible or exchangeable securities;

                           (9)      Amend its Articles of Incorporation or
By-laws;

                           (10)     Incur any indebtedness, other than trade
payables and the costs associated with a power increase or upgrade, for money borrowed or issue any debt securities; assume, guarantee, or otherwise become liable or responsible for the obligations of any other Person; or make any loans or capital contributions to, or investments in, any other Person;

                           (11)      Enter into any real property lease or any
lease of personal property or extend or modify any existing lease of real or personal property;

                           (12)      Take any action that is intended or would
result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the transactions contemplated by this Agreement set forth in Article IX not being satisfied, or in a violation of any provision of this Agreement except, in every case, as may be required by Applicable Law;

                           (13)      Change its methods of accounting in effect
at December 31, 1997, except as required by changes in GAAP as concurred to by the Company's independent auditors;

                           (14)      Transfer or license to any person or entity
or otherwise extend, amend or modify any rights to the Company's intellectual property;

                           (15)      Take any action that jeopardizes the
validity or enforceability of or rights under the FCC Licenses, or take any action under any contract that would have a Material Adverse Effect; or

                           (16)      Enter into any agreement to do any of the
foregoing.

                  Section 6.2 Affirmative Covenants. From the date hereof until the Closing Date, the Company will, and De La Rosa shall cause the Company to, perform the following actions as such actions relate to the Company or Station:

                  (a) Subject to the terms and conditions of this Agreement (including, without limitation, Section 6.1) (i) carry on the business and activities of the Station in the Ordinary Course of Business; (ii) pay or otherwise satisfy all obligations (cash and barter) of the Station as they come due and payable; (iii) maintain all Assets in good working, order and condition subject to normal wear and tear; and (iv) maintain the Company's books of account, records, and files in substantially the same manner as heretofore maintained;

                  (b) (i) Maintain the validity of the FCC Licenses, and comply in all material respects with all requirements of the FCC Licenses and the rules and regulations of the FCC; and (ii) deliver to Buyer, within ten (10) business days after filing, copies of any reports, applications or responses to the FCC related to the Station that are filed between the date of this Agreement and the Closing Date;

                  (c) Operate the business in compliance with all Applicable Laws and take all actions under the Applicable Laws necessary to effectuate the transactions contemplated by this Agreement;

                  (d) (i) Give to Buyer and Buyer's authorized representatives access during normal business hours to the Company properties, books, records, contracts, commitments, facilities, premises, and equipment and to the Company's directors, officers and employees, agents and representatives (including, without limitation, the independent accountants of the Company), (ii) cause the Company's outside accountants to cooperate with Buyer's authorized representatives and make available to such representatives work papers relating to the Station maintained by such accountants, and (iii) permit Buyer and Buyer's consulting engineers and independent contractors, at Buyer's expense, to conduct engineering and other inspections of the Station and the Assets, provided that all access under subparagraphs (i), (ii) and (iii) shall be upon reasonable prior notice and in a manner that will not interfere with the Station's operations;

                  (e) Maintain in full force and effect all of the Company's existing casualty, liability, and other insurance through the day following the Closing Date in amounts not less than those in effect on the date hereof;

                  (f) Upon receiving notice or otherwise becoming aware of any violation relating to the FCC Licenses, any violation by the Station of any rules and regulations of the FCC, or any material violations under any other applicable laws and regulations, promptly notify Buyer and, at the Company's expense, use reasonable commercial efforts to cure all such violations prior to the Closing Date;

                  (g) Promptly notify Buyer in writing if the Station ceases to broadcast at its authorized power for more than 48 consecutive hours, which such notice shall specify the reason or reasons for such cessation and the corrective measures taken or to be taken by the Company;

                  (h) Promptly notify Buyer in writing of (i) any material discharge of any Hazardous Materials or of any actions or notices described in
Section 3.18 and (ii) any material change in the information set forth in
Section 3.18;

                  (i) Use its best efforts to extend the daytime and nighttime coverage contours of the Station to the east, including, without limitation, by compensating other radio broadcast stations to reduce power or alter their transmitter location to permit the Station to operate with increased power; provided, that, the Company shall be obligated to pay only such compensation for which Buyer agrees to reimburse the Company;

                  (j) At reasonable intervals following the date hereof, use reasonable efforts to provide Buyer with documentation regarding any material changes to the Schedules hereto;

                  (k) Use its best efforts to obtain the consents listed on
Schedule 3.4(a) hereof; and

                  (l) Promptly notify Buyer in writing of any default by the Company under the terms of the Bank of America Loan. The Company further agrees that in the event of such a default by the Company under the terms of the Bank of America Loan, Buyer may, but shall not be required to, cure such default; provided, that, should Buyer choose to cure such default, any payments which Buyer is obligated to pay the Company pursuant to the TBA shall be reduced by the amount of any costs incurred by Buyer relating to such cure.

                  Section 6.3 De La Rosa Negative Covenants. (a) De La Rosa shall not enter into any option, warrant, purchase agreement or other agreement that requires the sale of the Common Shares or pledge or otherwise encumber the Common Shares.

                  (b) De La Rosa shall not enter into any voting trust, proxy or other agreement with respect to the voting securities of the Company.

                  Section 6.4 Confidentiality. The Company and Seller shall maintain strict confidentiality with respect to all documents and information furnished to the Company and Seller by or on behalf of Buyer. Nothing shall be deemed to be confidential information that: (a) is known to the Company and Seller at the time of its disclosure to the Company and Seller; (b) becomes publicly known or available other than through disclosure by the Company and Seller; (c) is received by the Company and Seller from a third party not actually known by the Company and Seller to be bound by a confidentiality agreement with or obligation to Buyer; or (d) is independently developed by the Company or Seller as clearly evidenced by its records. Notwithstanding the foregoing provisions of this Section 6.4, the Company and De La Rosa, as the case may be, may disclose such confidential information (x) to the extent required or deemed advisable to comply with applicable laws and regulations, (y) to the Company's officers, directors, employees, and representatives, and to Sellers' financial advisors, attorneys, accountants, and agents with respect to the transactions contemplated hereby (so long as such parties are informed of the confidentiality of such information), and (z) to any Governmental Authority in connection with the transactions contemplated hereby. In the event this Agreement is terminated, the Company or Seller shall return to Buyer all confidential information prepared or furnished by Buyer relating to the transactions contemplated hereunder, whether obtained before or after the execution of this Agreement.

                  Section 6.5 No Solicitation. Neither De La Rosa, nor the Company, nor any of the Company's officers, directors or Affiliates shall, directly or indirectly, solicit, elicit, encourage, induce or initiate any proposals or offers from, or have discussions or negotiations with, or provide any information to, any Person (other than Buyer) concerning or in connection with any merger, purchase or sale of substantial assets, purchase or sale of shares of the Company, issuance of equity securities of the Company, recapitalization or any other similar transaction involving the Company (other than in connection with a transaction involving Purchaser). The Company or De La Rosa, as the case may be, shall promptly notify Purchaser of any proposal, inquiry or offer relating to any of the foregoing matters received after the date of this Agreement.

                  Section 6.6 Use of Proceeds. Seller shall use the proceeds from the sale of the Common Shares to settle all of the Company's remaining obligations under the Bank of America Loan. The Company and Seller shall use their best efforts to obtain the consent of Bank of America to the transactions contemplated by this Agreement.

                  Section 6.7 Giants Contract. The Company and Seller will use their respective best efforts to ensure that the Giants broadcast contract through radio station KNBR (the "Giants Contract") (i) remains in full force and effect throughout the entire 1998 baseball season and (ii) permits the Company to tape-delay broadcast any Giants baseball games which would otherwise conflict with the broadcast of any World Cup soccer game.

                  Section 6.8       Noncompetition.

                  (a) Buyer, the Company and Seller agree that after the Closing, the Company shall be entitled to the goodwill and going concern value of the business of the Company and to protect and preserve the same to the maximum extent permitted by law. The Seller acknowledges that his management and other contributions to the business of the Company and the operation of the Station have been uniquely valuable and involve proprietary and other information that would be competitively unfair to make available to any competitor of the Company. For these and other reasons and as an inducement to the Buyer to enter into this Agreement and the Other Transaction Agreements to which it is a party, Seller agrees that until the Note Maturity Date, Seller will not, directly or indirectly, for his own benefit or as agent for another, own, manage, operate or participate in the ownership, management or operation of any radio station licensed to San Francisco, California or San Jose, California.

                  (b) If this Section 6.8 is more restrictive than permitted by the laws of the jurisdiction in which Buyer seeks enforcement hereof, this
Section 6.8 shall be limited to the extent required to permit enforcement under such laws.

                  (c) Buyer and Seller agree that Five Hundred Thousand Dollars ($500,000) of the Purchase Price is allocable to Seller's agreement to enter into the covenant set forth in this Section 6.8.


                                   ARTICLE VII
                        COVENANTS AND AGREEMENTS OF BUYER

                  Buyer covenants and agrees with the Company and Seller as follows:

                  Section 7.1 Confidentiality. Buyer shall maintain strict confidentiality with respect to all documents and information furnished to Buyer by or on behalf of the Company or Seller. Nothing shall be deemed to be confidential information that: (a) is known to Buyer at the time of its disclosure to Buyer; (b) becomes publicly known or available other than through disclosure by Buyer; (c) is received by Buyer from a third party not actually known by Buyer to be bound by a confidentiality agreement with or obligation to the Company or Seller; or (d) is independently developed by Buyer as clearly evidenced by its records. Notwithstanding the foregoing provisions of this
Section 7.1, Buyer may disclose such confidential information (x) to the extent required or deemed advisable to comply with applicable laws and regulations, (y) to its officers, directors, employees, representatives, financial advisors, attorneys, accountants, and agents with respect to the transactions contemplated hereby (so long as such parties are informed of the confidentiality of such information), and (z) to any Governmental Authority in connection with the transactions contemplated hereby.

                  Section 7.2 Notice of Certain Events. Buyer agrees that (i) it shall promptly notify the Company and Seller of any fact or circumstance of which Buyer becomes aware that would reasonably be expected to cause it not to meet any qualification to be the controlling entity of the FCC Licenses or that it believes may delay a routine grant of the Transfer of Control Applications;
(ii) it shall use reasonable commercial efforts to remedy any such fact or circumstance, and (iii) it shall not take any action that Buyer knows, or has reason to believe, would result in the occurrence of any such fact or circumstance.

                                  ARTICLE VIII
                       MUTUAL COVENANTS AND UNDERSTANDINGS
                        OF THE COMPANY, SELLER AND BUYER


                  Section 8.1 Possession and Control. Notwithstanding any other provision of this Agreement or any Other Transaction Agreements, between the date hereof and the Closing Date, Buyer shall not directly or indirectly control, supervise or direct, or attempt to control, supervise or direct, the business and operations of the Station, and such operation, including complete control and supervision of all programming, finances and employment shall be the sole responsibility of the Company; provided, however, that Buyer shall be entitled (i) to provide programming to the Station pursuant to the TBA, and (ii) to inspect the Assets as provided in Section 6.2(d). On and after the Closing Date, other than as set forth in the De La Rosa Consulting Agreement, De La Rosa shall have no control over, or right to intervene, supervise, direct or participate in, the business and operations of the Station.

                  Section 8.2 Public Announcements. The Company, De La Rosa and Buyer shall consult with each other before making any public statements with respect to this Agreement or the transactions contemplated herein and shall not issue any such press release or make any such public statement without the prior written consent of the other parties, which shall not be unreasonably withheld, conditioned or delayed; provided, however, that, a party may, without prior consultation with or the written consent of the other parties, issue such press release or make such public statement as may be required by law or any listing agreement with a national securities exchange to which the Company or Buyer (or any Affiliate of the Company or Buyer) is a party if it has used all reasonable efforts to consult with the other parties and to obtain such parties' consent but has been unable to do so in a timely manner.

                  Section 8.3 Closing Date Balance Sheet. The parties shall work together to prepare or to have prepared the Closing Date Balance Sheet at and as of the Closing Date.

                  Section 8.4 Unwind Agreement. Pursuant to Section 9.2 hereof, the parties agree to close the transactions contemplated by this Agreement prior to the FCC Order becoming a Final Order and to enter into an unwind agreement, at Closing, in substantially the form attached as Exhibit C hereto (the "Unwind Agreement").

                                   ARTICLE IX
                         CONDITIONS PRECEDENT TO BUYER'S
                               OBLIGATION TO CLOSE

                  The obligations of Buyer to purchase the Common Shares and to proceed with the Closing are subject to the satisfaction (or waiver in writing by Buyer) at or prior to the Closing of each of the following conditions:

                  Section 9.1 Representations and Covenants. Each of the representations and warranties of the Company and Seller made in this Agreement shall be true and correct in all material respects (except that representations and warranties qualified by materiality or Material Adverse Effect shall be true and correct in all respects) as of the date of this Agreement and (except to the extent such representations and warranties refer to an earlier date) as of the Closing Date as though made on and as of the Closing Date, and the Company or De La Rosa, as the case may be, shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the Company or De La Rosa prior to the Closing.

                  Section 9.2 FCC Order. The FCC Order shall have been granted and shall be in full force and effect (but without having waited for the FCC Consent to become a Final Order).

                  Section 9.3 Legal Proceedings. No preliminary or permanent injunction or any outstanding judgement, order, award, decree or ruling, including in connection with any action or proceeding brought by a third party (not subsequently dismissed, settled or otherwise terminated) or by any Governmental Authority which prohibits or invalidates the transactions contemplated by this Agreement, or which prohibits the sale of the Common Shares to Buyer or prevents, limits, restricts or impairs the ownership, use or operation of the Station by Buyer, other than an action or proceeding instituted by Buyer, shall have been issued and remain in effect.

                  Section 9.4 No Adverse Action or Decision. There shall be no action, suit, investigation or proceeding pending by any public official or Governmental Authority, or, to the best knowledge of the Company or De La Rosa, threatened by any public official or Governmental Authority, against or affecting the Company, its properties or rights, or any of its officers or directors, before any court, arbitrator or administrative or governmental body which (i) seeks to restrain, enjoin, prevent the consummation of the transactions contemplated by this Agreement, or (ii) challenges the validity or legality of the transactions contemplated by this Agreement or seeks to recover damages or to obtain other relief in connection with any such transactions.

                  Section 9.5 Approvals and Consents. The Company and Seller shall have duly received all authorizations, consents, approvals, licenses, franchises, permits and certificates by or of, and shall have made all filings and effected all registrations and qualifications with, all Governmental Authorities necessary for the sale of the Common Shares being sold at the Closing.

                  Section 9.6 Material Adverse Change. There shall not have been a change (or any condition, event or development involving a prospective change) in the business, properties, assets, liabilities, capitalization, shareholders' equity, condition (financial or otherwise), operations, licenses or franchises, results of operations or prospects of the Company which is or may be materially adverse to the Company (unless such a change was caused by Buyer during the term of the TBA).

                  Section 9.7 Delivery by the Company and Seller. The Company and Seller shall have delivered to Buyer all of items required to be delivered by the Company and Seller to Buyer pursuant to Section 11.1;

                  Section 9.8 Time Brokerage Agreement. The TBA and all agreements contemplated therein shall have become effective in accordance with the terms and conditions thereof and, from and after the date the TBA and such agreements are to first become effective through and including the Closing Date, the TBA and such agreements shall have not been terminated due to the Company's breach thereof.

                  Section 9.9 Bank of America Consent. Buyer shall have received a copy of the written consent of Bank of America to the sale of the Common Shares to Buyer and the Company shall not then be in default under the Bank America Loan.


                                    ARTICLE X
                             CONDITIONS PRECEDENT TO
                        DE LA ROSA'S OBLIGATION TO CLOSE


                  The obligations of De La Rosa to sell the Common Shares and to proceed with the Closing are subject to the satisfaction (or waiver in writing by De La Rosa) at or prior to the Closing of each of the following conditions:

                  Section 10.1 Representations and Covenants. Each of the representations and warranties of Buyer made in this Agreement shall be true and correct in all material respects (except that representations and warranties qualified by materiality or Material Adverse Effect shall be true and correct in all respects) as of the date of this Agreement and (except to the extent such representations and warranties refer to an earlier date) as of the Closing Date as though made on and as of the Closing Date, and Buyer shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Buyer prior to the Closing.

                  Section 10.2 FCC Order. The FCC Order shall have been issued.

                  Section 10.3 Legal Proceedings. No preliminary or permanent injunction or any outstanding judgement, order, award, decree or ruling, including in connection with any action or proceeding brought by a third party (not subsequently dismissed, settled, or otherwise terminated) or by any Governmental Authority which prohibits or invalidates the transactions contemplated by this Agreement or which prohibits the sale of Common Shares to Buyer other than an action or proceeding instituted by the Company or De La Rosa, shall have been issued and remain in effect.

                  Section 10.4 No Adverse Action or Decision. There shall be no action, suit, investigation or proceeding pending by any public official or Governmental Authority, or to the best knowledge of Buyer, threatened by any public official or Governmental Authority, against or affecting the Buyer, any of its properties or rights or any of its officers or directors, before any court, arbitrator or administrative or governmental body which (i) seeks to restrain, enjoin, prevent the consummation of the transactions contemplated by this Agreement, or (ii) challenges the validity or legality of the transactions contemplated by this Agreement or seeks to recover damages or to obtain other relief in connection with any such transactions.

                  Section 10.5 Delivery by Buyer. Buyer shall have delivered to Seller (i) the Purchase Price and (ii) all of the items required to be delivered by Buyer to the Company and Seller pursuant to Section 11.2.


                                   ARTICLE XI
                                   THE CLOSING


                  Section 11.1 Closing. Unless otherwise agreed upon in writing by Buyer and Seller, the Closing Date shall be on the fifteenth
(15th) business day following the grant of the FCC Consent. The Closing shall be held at such time of day and place or places as the parties may agree.

                  Section 11.2 Delivery by the Company and Seller. At the Common Stock Closing, the Company or De La Rosa, as the case may be, shall deliver to Buyer as a condition to Buyer's obligation to purchase and pay for the Common Shares the following:

                  (a) A copy of the articles of incorporation and by-laws of the Company, certified by the corporate secretary of the Company as being true, correct and complete as of the Closing Date.

                  (b) A certificate as to the good standing of the Company in California, dated as of a date not earlier than ten (10) days prior to the Closing Date.

                  (c) A certificate signed by Seller to the effect that as of the Closing Date, (i) the representations and warranties of Seller set forth in
Article III are true and correct in all material respects and (ii) the obligations of Seller to be performed hereunder on or prior to the Closing Date have been performed in all material respects.

                  (d) A certificate signed by an executive officer of the Company to the effect that as of the Closing Date, (i) the representations and warranties of the Company set forth in Article III are true and correct in all material respects and (ii) the obligations of the Company to be performed hereunder on or prior to the Closing Date have been performed in all material respects.

                  (e) Stock certificates representing the Common Shares duly executed in blank or accompanied by stock powers duly executed in blank, in proper form for transfer, with all appropriate stock transfer tax stamps affixed.

                  (f) The opinions of Fisher, Wayland, Cooper, Leader & Zaragoza L.L.P., communications counsel to the Company, and Sanders, Barnet, Goldman, Simons & Mosk, corporate counsel to the Company, in each case in form and substance reasonably satisfactory to Buyer.

                  (g) A copy of the Escrow Agreement executed by De La Rosa.

                  (h) A fully executed copy of the De La Rosa Consulting Agreement.

                  (i) A receipt evidencing payment by Buyer of the Purchase
Price.

                  (j) Resignations of all members of the Board of Directors of the Company (other than the director appointed by Buyer) effective as of the Closing Date.

                  (k)  The Closing Date Balance Sheet.

                  (l)  The Bank of America Release.

                  (m) A copy of the Unwind Agreement executed by De La Rosa.

                  (n) Such other documents to be delivered by Seller hereunder as are reasonably necessary for Buyer to effectuate and document the transactions contemplated hereby.

                  Section 11.3 Delivery by Buyer. At the Closing, Buyer shall deliver to De La Rosa as a condition to De La Rosa's obligation to sell the Common Shares the following:

                  (a) Five Million Dollars ($5,000,000) in immediately available funds, as set forth in Section 2.3(b).

                  (b)  The Promissory Note.

                  (c) The Security Agreement (as defined in the Promissory
Notes).

                  (d) The Pledge Agreement (as defined in the Promissory Note).

                  (e) A certificate signed by an executive officer of Buyer to the effect that as of the Common Stock Closing Date, (i) the representations and warranties of Buyer set forth in Article IV are true and correct in all material respect, and (ii) the obligations of Buyer to be performed hereunder on or prior to the Closing Date have been performed in all material respects.

                  (f) A copy of the Escrow Agreement executed by Buyer.

                  (g) A copy of the Unwind Agreement executed by Buyer.

                  (h) The opinion of Skadden, Arps, Slate, Meagher & Flom LLP, counsel to Buyer, in form and substance reasonably satisfactory to Seller.

                  (i) A receipt evidencing receipt by Buyer of the Common
Shares.

                  (j) Such other documents to be delivered by Buyer hereunder as are reasonably necessary for Seller to effectuate the transactions contemplated herein.


                                   ARTICLE XII
                            SURVIVAL; INDEMNIFICATION


                  Section 12.1 Survival of Representations. Except as otherwise set forth herein, all representations and warranties, covenants and agreements of the Company, Seller and Buyer contained in or made pursuant to this Agreement or in any certificate furnished pursuant hereto shall survive the Closing Date and shall remain in full force and effect for a period of eighteen (18) months after the Closing Date (the "Survival Period"), except that the representations and warranties set forth in Sections 3.16 shall survive for the applicable statute of limitations period plus six months and Sections 3.8 and 3.18 shall survive without limitation. All representations and warranties, covenants, and agreements shall also survive and be unaffected by (and shall not be deemed waived by) any investigation, audit, appraisal, or inspection at any time made by or on behalf of any party hereto. Notwithstanding anything herein to the contrary, any representation, warranty, covenant or agreement which is the subject of a claim which is asserted in writing prior to the expiration of the applicable period set forth above shall survive with respect to such claim or dispute until the final resolution thereof. This Section 12.1 shall not limit any covenant or agreement of the parties which contemplate performance after the Closing, including, without limitation, the covenant set forth in Section 6.8.

                  Section 12.2 Indemnification by the Company and Seller. (a) Subject to the other provisions of this Article XII, prior to the Closing, the Company and Seller shall be jointly and severally obligated, and from and after the Closing, Seller shall be obligated, to indemnify, defend and hold harmless Buyer and its respective successors, assigns and Affiliates and the directors, officers, agents and employees of any of them (collectively, the "Buyer Indemnitees," which term shall include the Company after the Closing) from and against any and all Losses imposed on, incurred or suffered by or asserted against any Buyer Indemnitee, directly or indirectly, to the extent resulting from, arising out of or incurred with respect to any breach of any representation, warranty, covenant or agreement of the Company or Seller contained in this Agreement and any actual or threatened action or proceeding in connection therewith; provided, that, neither the Company nor Seller shall have any obligation pursuant to this Section 12.2(a) for any such Losses which are caused by Buyer during the term of the TBA.

                  (b) (1) Prior to the Closing, the Company and Seller shall be jointly and severally responsible for paying, and shall be jointly and severally obligated, and from and after the Closing, Seller shall be obligated, to indemnify and hold the Buyer Indemnitees harmless from and against any Losses in respect of (A) any Taxes of the Company for any taxable periods ending on or before the Closing Date ("Pre-Closing Tax Periods"), and for the portion of any Straddle Period treated as ending on and including the Common Stock Closing Date pursuant to this paragraph, including without limitation, any Taxes arising from the transactions contem plated by this Agreement, and (B) any liability arising from breach of Sellers' representations and warranties contained in Section 3.16 or Sellers' covenants contained in this Section 12.2(b).

                  For purposes of this Agreement, "Straddle Period" means any taxable period which includes but does not end on the Closing Date. For purposes of this Agreement, in the case of any Straddle Period, Taxes of the Company for the portion of any Straddle Period ending on and including the Closing Date shall be computed as if such taxable period ended as of the close of business on the Closing Date.

                           (2)  The Company shall duly prepare, or cause to be
prepared, and file, or cause to be filed, on a timely basis all Returns with respect to the Company for all Pre- Closing Tax Periods. The Company shall allow Buyer an opportunity to review and comment upon such Returns. The Company shall take no position on such Returns that relate to the Company that would have a Material Adverse Effect. Buyer shall duly prepare, or cause to be prepared, and file, or cause to be filed, all Returns with respect to the Company for any taxable periods beginning after the Closing Date ("Post-Closing Tax Periods") and any Strad dle Periods.

                           (3) Except as otherwise provided in this Agreement,
the Company, Seller and Buyer shall jointly control and participate in all audits and other proceedings relat ing to Taxes of the Company for any Straddle Period and for any Pre-Closing Tax Period. Neither the Company nor Seller shall settle any such audit or proceeding without the prior written consent of the Buyer. With respect to audits and other proceedings for Taxes relating to Post-Closing Tax Periods, Buyer shall control all proceedings and may make all decisions taken in connection therewith at Buyer's sole discretion and, without limiting the foregoing, may in its sole discretion pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any taxing authority with respect thereto, and may, in its sole discretion, either pay the Tax claimed and sue for a refund where applicable law permits such refund suits or contest the Tax liability in any permissible manner.

                           (4) Each of the Company, Seller and Buyer shall
provide the other parties with such information and records and make such of its officers, directors, employees and agents available as may reasonably be requested by such other party in connection with the preparation of any Return or any audit or other proceeding that relates to the Company.

                  (c) The Buyer shall be entitled to recover for any Losses including, without limitation, Losses incurred by any Buyer Indemnitee and indemnifiable under Section 12.1(a) or (b), by drawing upon the Escrow Account (as defined in the Escrow Agreement) established in accordance with the Escrow Agreement. In the event that the funds in the Escrow Account are insufficient to compensate the Buyer or any such Buyer Indemnitee, the Company and Seller shall be jointly and severally liable and after the Closing Date, Seller shall be liable, for any uncompensated Losses, which may, at the election of Buyer, be offset in whole or in part, first, against the interest payable under the Promissory Note and then, if necessary, against the principal amount then outstanding under the Promissory Note. The amount of any Loss shall be calculated exclusive of any insurance proceeds received by the Buyer Indemnitee with respect thereto.

                  Section 12.3 Indemnification by Buyer. Subject to the other provisions of this Article XII, Buyer shall indemnify, defend and hold harmless the Company, Seller and their respective successors, assigns and Affiliates and the directors, officers, agents and employees of any of them (collectively, the "Seller Indemnitees") from and against any and all Losses imposed on, incurred or suffered by or asserted against any Seller Indemnitee, directly or indirectly, to the extent resulting from arising out of or incurred with respect to any breach of any representation, warranty, covenant or agreement of Buyer contained in this Agreement and any actual or threatened action or proceeding in connection therewith. The amount of any Loss shall be calculated exclusive of any insurance proceeds received by Seller Indemnitee with respect thereto.

                  Section 12.4 Indemnification Procedure. (a) For purposes of this Article XII, the term "Indemnified Party" shall refer to a Buyer Indemnitee or a Seller Indemnitee, as the case may be, and the term "Indemnitor" shall refer to Seller, the Company or Buyer, as the case may be. The Indemnified Party shall give written notice (the "Indemnification Notice") to the Indemnitor within ten (10) days after discovery by the Indemnified Party of any matters giving rise to a claim for indemnification or reimbursement under this Agreement; provided however, the failure to deliver such notice shall not prejudice the Indemnified Party's right to indemnification hereunder except to the extent that the Indemnitee is actually prejudiced thereby. Notwithstanding the preceding sentence, any such Indemnification Notice must be given before the end of the Survival Period.

                           (b)      In the event that the Indemnitor advises the
Indemnified Party that the Indemnitor will contest a claim for indemnification hereunder, or fails, within thirty (30) days of receipt of any Indemnification Notice to notify, in writing, the Indemnified Party of its election to defend, settle or compromise, at its sole cost and expense, any action or claim (or discontinues its defense at any time after it commences such defense), then the Indemnified Party may, at its option, defend, settle or otherwise compromise or pay such action or claim. In any event, unless and until the Indemnitor elects in writing to assume and does so assume the defense of any such claim or action, the Indemnified Party's costs and expenses arising out of the defense, settlement or compromise of any such action or claim shall be Losses subject to indemnification hereunder.

                           (c)      The Indemnified Party shall cooperate fully
with the Indemnitor in connection with any negotiation or defense of any such action or claim by and shall furnish to the Indemnitor all information reasonably available to the Indemnified Party which relates to such action or claim. The Indemnitor shall keep the Indemnified Party fully appraised at all times as to the status of the defense or any settlement negotiations with respect thereto. If the Indemnitor elects to defend any such action or claim, then the Indemnified Party shall be entitled to participate in such defense with counsel of its choice at its sole cost and expense. If the Indemnitor does not assume the defense, the Indemnified Party shall keep the Indemnitor appraised at all times as to the status of the defense; provided, however, that the failure to keep the Indemnitor so informed shall not affect the obligations of the Indemnitor hereunder. Payment of indemnification amounts hereunder shall be made to the person or entity specified by the Indemnified Party. Anything in this
Article XII to the contrary notwithstanding, the Indemnitor shall not, without the Indemnified Party's prior written consent (which consent shall not be unreasonably withheld), settle or compromise any claim or consent to entry of any judgment in respect thereof which imposes any future obligation on the Indemnified Party or which does not include, as an unconditional term thereof, the giving by the claimant or the plaintiff to the Indemnified Party, a release from all liability in respect of such claim.

                  Section 12.5 Remedies Cumulative. Any Indemnified Party shall be entitled to such indemnification from time to time and shall be entitled to rely upon one or more provisions of this Agreement without waiving their right to rely upon any other provisions at the same time or any other time.

                  Section 12.6 Consequential Damages.  For purposes of this
Article XII, the term Loss shall include incidental and consequential damages.


                                  ARTICLE XIII
                                   TERMINATION


                  Section 13.1 Termination. This Agreement may be terminated at any time prior to the Closing by:

                  (a)  the mutual consent, in writing, of De La Rosa and Buyer;

                  (b) Buyer, by written notice of termination delivered to De La Rosa if either (i) the Company or De La Rosa is in material default of its respective obligations hereunder (and such default was not caused by any action of Buyer during the term of the TBA) and has failed to cure such default to Buyer's reasonable satisfaction within thirty (30) days following written notice of such default sent by Buyer to the Company or De La Rosa, as appropriate, provided that Buyer is not in default hereof or (ii) the Company or De La Rosa fail to notify Buyer if the Station ceases to broadcast at its authorized power for more than 48 consecutive hours as required by Section 6.2(g) hereof or, even if such notification is given, the Company or De La Rosa fail to give a commercially reasonable explanation for such cessation or the lack of corrective measures;

                  (c) De La Rosa, by written notice of termination delivered to Buyer, if Buyer is in material default of its obligations hereunder and has failed to cure such default to De La Rosa's reasonable satisfaction within thirty (30) days following written notice of such default sent by De La Rosa to Buyer, provided that neither De La Rosa nor the Company is in default hereof;

                  (d) By Buyer or De La Rosa, upon written notice of termination delivered to De La Rosa or Buyer, as the case may be, in the event the Closing has failed to occur within six (6) months following the date of this Agreement (as such date may be extended by mutual agreement of Buyer and De La Rosa);

                  (e) By either Buyer or De La Rosa if a court of competent jurisdiction shall have issued an order, decree or ruling permanently restraining, enjoining or otherwise prohibiting the sale of the Common Shares to Buyer, and such order, decree, ruling or other action shall have become final and non-appealable; or

                  (f) Automatically, without the need for further action on the part of any party hereto, upon the first date on which the denial of the FCC Order becomes a Final Order.

                  Section 13.2 Effect of Termination. In the event this Agreement is terminated as provided in this Article XIII, Buyer and De La Rosa shall be released from all future obligations hereunder with respect to the sale and purchase of the Common Shares; provided, however, that the obligations of the parties as in Sections 6.4, 7.1, 15.2 and 15.3 shall survive such termination. If this Agreement is subject to termination as provided in Sections 13.1(b) or 13.1(c), the rights of the parties shall be governed by Article XIV.


                                   ARTICLE XIV
                                    REMEDIES

                  Section 14.1 Default by the Company or Seller. If this Agreement is terminable by Buyer pursuant to Section 13.1(b) and Buyer is not in material default or material breach of this Agreement, Buyer shall be entitled:

                  (i) to require Seller to consummate and specifically perform the sale in accordance with Section 14.3, if necessary through injunction or other court order or process; or

                  (ii) by written notice to Seller, to terminate this Agreement; and

                  (iii) to pursue any and all remedies against the Company and Seller available at law or in equity.

                  Section 14.2 Default by Buyer. If this Agreement is terminated pursuant to Section 13.1(c) and neither the Company nor Seller is in material default or material breach of this Agreement, the Company and Seller shall be paid an aggregate of Five Hundred Thousand Dollars ($500,000) from the Escrow Deposit, together with any interest earned thereon, as liquidated damages, it being agreed that such payment shall constitute full payment for any and all damages suffered by the Company or Seller by reason thereof and that neither the Company nor Seller shall have rights to or claims for damages from Buyer or its Affiliates other than as set forth in this Agreement. The remaining Five Hundred Thousand Dollars ($500,000) of the Escrow Deposit, together with any interest earned thereon, shall be forthwith paid to Buyer.

                  Section 14.3 Specific Performance. The Company and Seller each acknowledge that the Common Shares are unique and that Buyer has no adequate remedy at law if the Company and Seller shall fail to perform any of their obligations hereunder, and Seller therefore confirms and agrees that Buyer's right to specific performance is essential to protect the rights and interests of Buyer. Accordingly, Seller hereby agrees that if this Agreement is terminable by Buyer pursuant to Section 13.1(b) and Buyer is not in material default or material breach of this Agreement, Buyer shall have the right to have all obligations, undertakings, agreements and other provisions of this Agreement specifically performed by Seller and that Buyer shall have the right to obtain an order or decree of such specific performance in any of the courts of the United States or of any state or other political subdivision thereof.

                  Section 14.4 Remedies Not Exclusive.

                  The remedies provided in this Article 14 shall be cumulative and not exclusive.


                                   ARTICLE XV
                               GENERAL PROVISIONS


                  Section 15.1 Further Assurances. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its commercially reasonable efforts to take or cause to be taken all such further actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement including vesting the good title to the Common Shares in Buyer after the Closing or in order to fully effectuate the purposes, terms and conditions of this Agreement (including, without limitation, executing, delivering and filing or causing to be executed, delivered and filed such further documents and instruments and obtaining such consents, as may be necessary or reasonably requested in connection with the consummation of the transactions contemplated hereby). In case at any time after the Closing Date any further action is necessary to carry out the purposes of this Agreement, including, without limitation, the securing of consents of third parties, each party hereto shall use its best efforts to take all such necessary action.

                  Section 15.2 Brokers. Seller represents to Buyer that Seller has not engaged, or incurred any liability (for any brokerage fees, finders' fees, commissions or otherwise) to, any broker, finder or agent in connection with the transactions contemplated by this Agreement or the Other Transaction Agreements; Buyer represents to Seller that Buyer has not engaged, or incurred any unpaid liability (for any brokerage fees, finders' fees, commissions or otherwise) to, any broker, finder or agent in connection with the transactions contemplated by this Agreement or the Other Transaction Agreements, to which it is a party; Seller agrees to indemnify Buyer, and Buyer agrees to indemnify Seller, against any claims asserted against the other parties for any such fees or commissions by any person purporting to act or to have acted for or on behalf of the indemnifying party.

                  Section 15.3 Expenses. Each party hereto shall pay its own expenses incurred in connection with this Agreement and in the preparation for and consummation of the transactions provided for herein, and De La Rosa shall pay any applicable stock transfer taxes applicable to the sale of the Common Shares.

                  Section 15.4 Notices. All notices, demands, requests, or other communications which may be or are required to be given or made by any party to any other party pursuant to this Agreement shall be in writing and shall be hand delivered or delivered by overnight air courier and addressed as follows:

          (i)      If to Buyer:

                   Radio Unica of San Francisco, Inc.
                   8400 N.W. 52nd Street
                   Suite 101
                   Miami, Florida  33166
                   Attention:  Joaquin F. Blaya

                   with a required copy (which shall not constitute notice) to:

                   Skadden, Arps, Slate, Meagher & Flom LLP
                   1440 New York Avenue
                   Washington, D.C.  20005
                   Attention:  John C. Quale, Esq.

          (ii)     If to the Company:

                   Oro Spanish Broadcasting, Inc.
                   2601 Mission Street
                   San Francisco, CA  94110

                   with a required copy (which shall not constitute notice) to:

                   Sanders, Barnet, Goldman, Simons & Mosk
                   1901 Avenue of the Stars
                   Suite 850
                   Los Angeles, CA  90067
                   Attention:  Bernard Simons, Esq.

          (iii)    If to De La Rosa:

                   Rene De La Rosa
                   8 Wilshire Court
                   Daly City, CA  94015
                   with a required copy (which shall not constitute notice) to:

                   Sanders, Barnet, Goldman, Simons & Mosk
                   1901 Avenue of the Stars
                   Suite 850
                   Los Angeles, CA  90067
                   Attention:  Bernard Simons, Esq.

or such other address as the addressee may indicate by written notice to the other parties.

                  Each notice, demand, delivery, request, or communication which shall be given or made in the manner described above shall be deemed sufficiently given or made for all purposes at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger being deemed conclusive but not exclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

                  Section 15.5 Waiver. No delay or failure on the part of any party hereto in exercising any right, power or privilege under this Agreement or under any other instrument or document given in connection with or pursuant to this Agreement shall impair any such right, power or privilege or be construed as a waiver of any default or any acquiescence therein. No single or partial exercise of any such right, power or privilege shall preclude the further exercise of such right, power or privilege, or the exercise of any other right, power or privilege. No waiver shall be valid against any party hereto unless made in writing and signed by the party against whom enforcement of such waiver is sought and then only to the extent expressly specified therein.

                  Section 15.6 Benefit and Assignment. (a) Except as hereinafter specifically provided in this Section 15.6, no party hereto shall assign this Agreement, in whole or in part, whether by operation of law or otherwise, without the prior written consent of Seller (if the assignor is Buyer) or Buyer (if the assignor is the Company or De La Rosa); and any purported assignment contrary to the terms hereof shall be null, void and of no force and effect. Buyer shall have the right to assign this Agreement to any entity or entities controlling, controlled by, or under common control with Buyer so long as any such assignment will not delay the Closing beyond the date on which the Closing is required to occur in accordance with this Agreement. Any assignment in accordance with the terms hereof shall become effective upon delivery of written notice in accordance with Section 15.5.

                  (b) This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns permitted hereunder. No person or entity other than the parties hereto and their respective successors and permitted assigns is or shall be entitled to bring any action to enforce any provision of this Agreement against any of the parties hereto.

                  Section 15.7 Entire Agreement; Amendment. This Agreement, including the Schedules hereto, and the other instruments and documents referred to herein or delivered pursuant hereto contain the entire agreement among the parties with respect to the subject matter hereof and supersede all prior oral or written agreements, commitments or understandings with respect to such matters (including, without limitation, the Confidentiality and Escrow Agreement, entered into in November, 1997, by and between Radio Unica Corp., the Company and Sanders, Barnet, Goldman, Simons & Mosk). No amendment, modification or discharge of this Agreement shall be valid or binding unless set forth in writing and duly executed by the parties hereto.

                  Section 15.8 Severability. If any part of any provision of this Agreement or any other contract, agreement, document or writing given pursuant to or in connection with this Agreement shall be invalid or unenforceable under applicable law, such part shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining parts of such provisions or the remaining provisions of said contract, agreement, document or writing.

                  Section 15.9 Headings. The headings of the sections and subsections contained in this Agreement are inserted for convenience only and do not form a part or affect the meaning, construction or scope thereof.

                  Section 15.10 Governing Law. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed under and in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

                  Section 15.11 Signature in Counterparts. This Agreement may be executed in separate counterparts, none of which need contain the signatures of all parties, each of which shall be deemed to be an original, and all of which taken together constitute one and the same instrument.

                  Section 15.12 No Prejudice. This Agreement has been prepared by the parties hereto and the terms thereof shall not be construed in favor of or against any party on account of its participation in such preparation.

                  Section 15.13 Specific Performance. Each of the parties hereto acknowledges and agrees that the other parties hereto would be irreparably damaged in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties hereto agrees that they each shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having subject matter jurisdiction, in addition to any other remedy to which any of the parties may be entitled, at law or in equity.

                  Section 15.14 Obligations Under De La Rosa Consulting Agreement. The parties recognize that the De La Rosa Consulting Agreement is an integral part of the transactions contemplated by this Agreement. Consequently, Buyer and De La Rosa each agree to perform their respective obligations under the De La Rosa Consulting Agreement.

                  Section 15.15 Arbitration. Any controversy, dispute, or claim of whatever nature arising out of, in connection with, or in relation to the interpretation, performance or breach of this Agreement, including any claim based on contract, tort, or statute, shall be resolved at the request of any party to this Agreement, by final and binding arbitration administered by and in accordance with the then existing Rules of Practice and Procedure of Judicial Arbitration & Mediation Services, Inc., and judgment upon any award rendered by the arbitrator(s) may be entered by any State or Federal Court having jurisdiction thereof. The arbitration shall take place in San Francisco, California. The prevailing party shall be awarded all of its legal fees, disbursements and costs of arbitration.

                  Section 15.16 Guaranty. Radio Unica Corp., a Delaware corporation, hereby guarantees the complete and timely performance of Buyer's obligations set forth in this Agreement. If any default shall be made by Buyer in such performance, Radio Unica Corp. will itself perform, or cause to be performed, such obligation upon receipt of notice from Seller specifying in summary form the default. Radio Unica Corp. hereby waives presentment, protests, demand, action or delinquency in respect of the obligations of Buyer under this Agreement. Radio Unica Corp. waives all notices of non-performance, notices of protest, notices of dishonor and notices of acceptance of this guaranty. This guaranty shall be deemed a continuing guaranty and the above consents and waivers of Radio Unica Corp. shall remain in full force and effect until the satisfaction in full of Buyer's obligations under this Agreement.

                  IN WITNESS WHEREOF, each of the parties hereto has executed this Stock Purchase Agreement, or has caused this Stock Purchase Agreement to be duly executed and delivered in its name on its behalf, all as of the day and year first above written.


                               COMPANY

                               ORO SPANISH BROADCASTING, INC.


                               By:   /s/  Rene De La Rosa
                                   ----------------------------------------
                               Name:       Rene De La Rosa
                               Title:      President and General Manager


                               DE LA ROSA


                               /s/ Rene De La Ros
                               ----------------------------------------
                               Rena De La Rosa


                               BUYER

                               RADIO UNICA OF SAN FRANCISCO, INC.


                               By:
                                  -----------------------------------------
                               Name: Joaquin F. Blaya
                               Title:   Chairman and Chief Executive Officer




                               WITH REGARD TO SECTION 15.16 ONLY:

                               RADIO UNICA CORP.


                               By:
                                  -----------------------------------------
                               Name: Joaquin F. Blaya
                               Title:   Chairman and Chief Executive Officer

                  IN WITNESS WHEREOF, each of the parties hereto has executed this Stock Purchase Agreement, or has caused this Stock Purchase Agreement to be duly executed and delivered in its name on its behalf, all as of the day and year first above written.


                                  COMPANY

                                  ORO SPANISH BROADCASTING, INC.


                                  By:
                                      -------------------------------------
                                  Name:       Rene De La Rosa
                                  Title:      President and General Manager


                                  DE LA ROSA


                                  -----------------------------------------
                                  Rena De La Rosa


                                  BUYER

                                  RADIO UNICA OF SAN FRANCISCO, INC.


                                  By:    /s/ Joaquin F. Blaya
                                  ------------------------------------
                                  Name: Joaquin F. Blaya
                                  Title:   Chairman and Chief Executive Officer



                                  WITH REGARD TO SECTION 15.15 ONLY:

                                  RADIO UNICA CORP.


                                  By:    /s/ Joaquin F. Blaya
                                  ----------------------------------------------
                                  Name: Joaquin F. Blaya
                                  Title:   Chairman and Chief Executive Officer